EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Nos. 333-162764, 333-162763, 333-155352, 333-148455, 333-148454, 333-136937, 333-118065, 333-106388, 333-101908, 333-99739, 333-65385, 333-65383, 333-60168, 333-60152, 333-54140, 333-49522, 333-32178, 333-25707, 333-124210, 333-126225 and 333-132248 on Form S-8 of Cubist Pharmaceuticals, Inc. of our report dated November 19, 2009, with respect to the financial statements of Calixa Therapeutics, Inc. as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the periods from July 11, 2007 (Inception) to December 31, 2007 and 2008, included in the Current Report (Form 8-K/A) of Cubist Pharmaceuticals, Inc.

/s/ Ernst & Young LLP

San Diego, California

February 24, 2010